Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

The companies listed below are all of the subsidiaries of ACR Group, Inc. as of February 28, 2003. All of the companies are wholly-owned.

Name of Subsidiary	State of Incorporation
ACR Supply, Inc.	Texas
Total Supply, Inc.	Texas
Valley Supply, Inc.	Texas
Heating and Cooling Supply, Inc.	Nevada
Ener-Tech Industries, Inc.	Tennessee
Florida Cooling Supply, Inc.	Texas
West Coast HVAC Supply, Inc.	Texas
Lifetime Filter, Inc.	Texas
Contractors Heating and Supply, Inc.	Texas
CAC Distributors, Inc.	Texas